Filed Pursuant to Rule 424(b)(3)
Registration No. 333-214130

RODIN GLOBAL PROPERTY TRUST, INC.

SUPPLEMENT NO. 3 DATED JULY 18, 2018

TO THE PROSPECTUS DATED APRIL 23, 2018

This Supplement No. 3 supplements, and should be read in conjunction with, our prospectus dated April 23, 2018, as supplemented by Supplement No. 1 dated May 4, 2018 and Supplement No. 2 dated May 15, 2018. Defined terms used in this Supplement shall have the meaning given to them in the prospectus unless the context otherwise requires. The purpose of this Supplement No. 3 is to disclose:

•	the status of our initial public offering;

•	an amendment and restatement of our advisory agreement;

•	an update to the “Risk Factors” section of our prospectus;

•	an update to the “Market Opportunity” section of our prospectus;

•	an update to the “Plan of Distribution” section of our prospectus; and

•	our current form of subscription agreement.

Status of Our Initial Public Offering

We commenced our initial public offering of $1.25 billion in shares of common stock on March 23, 2017, of which up to $1.0 billion in Class A, Class T and Class I shares are being offered pursuant to our primary offering and up to $250 million in shares are being offered pursuant to our distribution reinvestment plan, or DRP. We refer to our primary offering and our DRP collectively as our offering. On May 18, 2017, we satisfied the minimum offering requirement as a result of the purchase of $2.0 million of Class I Shares by our sponsor and we commenced operations.

As of July 16, 2018, we had issued 2,319,339 shares of our common stock (consisting of 1,414,729 Class A Shares, 638,346 Class T Shares and 266,264 Class I Shares) in our offering for gross proceeds of approximately $59.7 million. As of July 16, 2018, $1.19 billion of shares remained available for sale pursuant to our offering. As of June 19th, we had raised sufficient offering proceeds to satisfy the minimum offering requirements for the Commonwealth of Pennsylvania. Accordingly, we are no longer required to deposit offering proceeds from Pennsylvania investors in an escrow account.

Our primary offering is expected to terminate on March 23, 2019, unless extended by our board of directors as permitted under applicable law and regulations.

Amendment and Restatement of our Advisory Agreement

On June 29, 2018, we entered into an amended and restated advisory agreement with our advisor, our operating partnership, our sponsor and the special unit holder, which we refer to as our amended and restated advisory agreement. The amended and restated advisory agreement (i) includes limitations with regards to the incurrence of and additional limitations on reimbursements of operating expenses and (ii) clarifies the reimbursement and expense timing and procedures, including the potential reimbursement of unreimbursed operating expenses. The disclosure throughout the prospectus, including without limitation disclosure in the “Prospectus Summary—Compensation to Our Advisor and its Affiliates—Other Operating Expenses,” “Conflicts of Interest—Charter Provisions and Other Policies Relating to Conflicts of Interest—Limitation on Operating Expenses” and “Management Compensation—Limitation on Operating Expenses” sections of our prospectus, is amended and supplemented to reflect the following provisions of the amended and restated advisory agreement, as applicable.

Section 9.03(iii) of the amended and restated advisory agreement provides that, subject to other limitations on the incurrence and reimbursement of operating expenses contained in the amended and restated advisory agreement, operating expenses which have been incurred and paid by our advisor will not become an obligation of the Company unless our advisor has invoiced the Company for reimbursement. Our advisor will not invoice the Company for any reimbursement if the impact of such would result in the Company’s incurrence of an obligation in an amount that would result in our NAV per share for any class of shares to be less than $25.00. We may, however, incur and record an obligation to reimburse our advisor for operating expenses, even if it would result in our NAV per share for any class of shares for such quarter to be less than $25.00, if our board of directors determines that the reasons for the decrease of our net asset value per share below $25.00 were unrelated to our obligation to reimburse our advisor for operating expenses.

In addition, section 9.03(iv) of the amended and restated advisory agreement provides that all or a portion of the operating expenses, which have not been previously paid by us or invoiced by our advisor, may be in the sole discretion of our advisor: (i) waived by our advisor; (ii) reimbursed to our advisor in any subsequent quarter; or (iii) reimbursed to the advisor in connection with a liquidity event or termination of the amended and restated advisory agreement, provided that we fully invested the proceeds from this offering and our stockholders have received, or are deemed to have received, in the aggregate, cumulative distributions equal to their invested capital plus a 6.0% cumulative, non-compounded annual pre-tax return on their invested capital. Any reimbursement of operating expenses under section 9.03(iv) remains subject to the limitations under Section 9.03(iii) described above and the limitations and the approval requirements relating to the 2%/25% limitation as described in “Management Compensation—Limitation on Operating Expenses” section of our prospectus.

Update to Risk Factors

The risk factor titled “Our NAV per share may materially change from quarter to quarter if the valuations of our properties materially change from prior valuations or the actual operating results materially differ from what we originally budgeted” on page 29 of the prospectus is deleted in its entirety and replaced with the following:

Our NAV per share may materially change from quarter to quarter if the valuations of our properties materially change from prior valuation or the actual operating results materially differ from what we originally budgeted, including as a result of our advisor invoicing us for previously unbilled operating expenses.

It is possible that the annual appraisals of our properties may not be spread evenly throughout the year and may differ from the most recent quarterly valuation. As such, when these appraisals are reflected in our Independent Valuation Firm’s valuation of our real estate portfolio, there may be a material change in our NAV per share for each class of our common stock. Property valuation changes can occur for a variety reasons, such as local real estate market conditions, the financial condition of our tenants, or lease expirations. For example, we will regularly face lease expirations across our portfolio, and as we move further away from lease commencement toward the end of a lease term, the valuation of the underlying property will be expected to drop depending on the likelihood of a renewal or a new lease on similar terms. Such a valuation drop can be particularly significant when closer to a lease expiration, especially for single tenant buildings or where an individual tenant occupies a large portion of a building. We are at the greatest risk of these valuation changes during periods in which we have a large number of lease expirations as well as when the lease of a significant tenant is closer to expiration. Similarly, if a tenant will have an option in the future to purchase one of our properties from us at a price that is less than the current valuation of the property, then if the value of the property exceeds the option price, the valuation will be expected to decline and begin to approach the purchase price as the date of the option approaches.

In addition, actual operating results may differ from what we originally budgeted, which may cause a material increase or decrease in the NAV per share amounts. We accrue estimated income and expenses on a quarterly basis based on annual budgets as adjusted from time to time to reflect changes in the business throughout the year. On a periodic basis, we adjust the income and expense accruals we estimated to reflect the income and expenses actually earned and incurred. We will not retroactively adjust the NAV per share of each class for any adjustments. Therefore, because actual results from operations may be better or worse than what we previously budgeted, the adjustment to reflect actual operating results may cause the NAV per share for each class of our common stock to increase or decrease.

Our amended and restated advisory agreement provides that any operating expenses which have not been invoiced by our advisor will not become our obligations. Without these provisions in our amended and restated advisory agreement, such operating expenses, if invoiced, would likely be recorded as liabilities of ours, which, in turn, would likely have a negative effect on our NAV per share. Our amended and restated advisory agreement also provides that our advisor may be reimbursed for previously unbilled operating expenses for prior periods in any subsequent quarter, subject to certain limitations, including the limitation related to the NAV per share of $25.00 referenced above and the 2%/25% limitation as described in “Management Compensation — Limitation on Operating Expenses” section of our prospectus. The incurrence of previously unbilled operating expenses will likely have a negative effect on our NAV per share.

The following are inserted as new risk factors at the end of the section titled “Risk Factors—Risks Related to This Offering and Our Corporate Structure” on page 40 of the prospectus:

Defects or disruptions in our technology or services could diminish demand for our products and service and subject us to liability.

Because our technology, products and services are complex and use or incorporate a variety of computer hardware, software and databases, both developed in-house and acquired from third-party vendors, our technology, products and services may have errors or defects. Errors and defects could result in unanticipated downtime or failure, and could cause financial loss and harm to our reputation and our business.

If we experience computer systems failures or capacity constraints, our ability to conduct our business operations could be materially harmed.

If we experience computer systems failures or capacity constraints, our ability to conduct our business operations could be harmed. We support and maintain many of our computer systems and networks internally. Our failure to monitor or maintain these systems and networks or, if necessary, to find a replacement for this technology in a timely and cost-effective manner, could have a material adverse effect on our business, financial condition, results of operations and prospects.

Although all of our business critical systems have been designed and implemented with fault tolerant and/or redundant clustered hardware and diversely routed network connectivity, our redundant systems or disaster recovery plans may prove to be inadequate. We may be subject to system failures and outages that might impact our revenues and relationships with clients. In addition, we will be subject to risk in the event that systems of our clients, business partners, vendors and other third parties are subject to failures and outages.

We rely on third-party service providers for certain aspects of our business, including for certain information systems, stockholder services, technology and administration. Our systems, or those of our third-party providers, may fail or operate slowly, causing one or more of the following, which may not in all cases be covered by insurance:

•	unanticipated disruptions in service to our clients;

•	slower response times;

•	financial losses;

•	litigation or other client claims; and

•	regulatory actions.

We may experience additional systems failures in the future from power or telecommunications failures, acts of God or war, weather-related events, terrorist attacks, human error, natural disasters, fire, power loss, sabotage, cyber-attacks, hardware or software malfunctions or defects, computer viruses, intentional acts of vandalism and similar events. Any system failure that causes an interruption in service or decreases the responsiveness of our service could damage our reputation, business and brand name.

Malicious cyber-attacks and other adverse events affecting our operational systems or infrastructure, or those of third parties, could disrupt our business, result in the disclosure of confidential information, damage our reputation and cause losses or regulatory penalties.

Developing and maintaining our operational systems and infrastructure is challenging, particularly as a result of rapidly evolving legal and regulatory requirements and technological shifts. Our financial, accounting, data processing or other operating and compliance systems and facilities may fail to operate properly or become disabled as a result of events that are wholly or partially beyond our control, such as a malicious cyber-attack or other adverse events, which may adversely affect our ability to provide services.

In addition, our operations rely on the secure processing, storage and transmission of confidential and other information on our computer systems and networks. Although we take protective measures such as software programs, firewalls and similar technology, to maintain the confidentiality, integrity and availability of our and our clients’ information, and endeavor to modify these protective measures as circumstances warrant, the nature of cyber threats continues to evolve. As a result, our computer systems, software and networks may be vulnerable to unauthorized access, loss or destruction of data (including confidential client information), account takeovers, unavailability or disruption of service, computer viruses, acts of vandalism, or other malicious code, cyber-attack and other adverse events that could have an adverse security impact. Despite the defensive measures we have taken, these threats may come from external factors such as governments, organized crime, hackers, and other third parties such as outsource or infrastructure-support providers and application developers, or may originate internally from within us.

We also face the risk of operational disruption, failure, termination or capacity constraints of any of the third parties that facilitate our business activities. Such parties could also be the source of a cyber-attack on or breach of our operational systems, data or infrastructure.

There have been an increasing number of cyber-attacks in recent years in various industries, and cyber-security risk management has been the subject of increasing focus by our regulators. If one or more cyber-attacks occur, it could potentially jeopardize the confidential, proprietary and other information processed and stored in, and transmitted through, our computer systems and networks, or otherwise cause interruptions or malfunctions in our, as well as our clients’ or other third parties’, operations, which could result in reputational damage, financial losses and/or client dissatisfaction, which may not in all cases be covered by insurance. Any such cyber incidents involving our computer systems and networks, or those of third parties important to our business, could have a material adverse effect on our business, financial condition, results of operations and prospects.

Update to Market Opportunity

The following disclosure supersedes and replaces the disclosure under the heading “Market Opportunity” on page 134 of our prospectus:

Unless otherwise indicated, all information in this Market Opportunity section is comprised of the market study prepared by Rosen Consulting Group, or RCG, a national commercial real estate advisory company, in June 2018. Forecasts prepared by RCG are based on data (including third-party data), models and experience of various professionals, and are based on various assumptions, all of which are subject to change without notice. There is no assurance any of the forecasts will be achieved. We believe the data utilized by RCG that is contained in this section is reliable, but we have not independently verified this information. The statements contained in this section are based on current expectations and beliefs concerning future developments and their potential effects on us and speak only as of the date of such statements.

Current Market Conditions

The economic expansion has continued, fueled in part by tax cuts, deregulation and a continuation of the relatively easy monetary policy environment, driving further improvement in the commercial real estate market.

The additional business activity and jobs created in the last few years spurred additional demand for commercial real estate space. The absorption of vacant space and corresponding increase in achievable rents increased the development pipeline, particularly for apartments and in technology markets and major cities. Rosen Consulting Group expects the economic expansion to continue through the near term.

The moderate pace of job creation continued in the past year, averaging just over 180,000 private sector jobs created per month. In the first three months of 2018, nonfarm employment increased by more than 600,000 jobs. In 2017, national employment increased by nearly 2.2 million jobs, a slight slowdown from the previous year as the labor market tightened. In the last five years, more than 12.5 million jobs were created. The federal government shift towards deregulation combined with tax reform continued to spur elevated business optimism and drove hiring in the middle of the country.

With these increases in hiring throughout much of the country, the economy is at or near full employment. The unemployment rate remained near historical lows, with little movement in the past six months. The United States economy has remained the leading developed economy growth engine, with Northern Europe close behind. While economic conditions improved throughout much of Europe, economic growth on the continent continued to lag the United States.

The positive economic environment spurred additional household formation as younger adults departed from shared living arrangements with parents, relatives or roommates. RCG estimates 2017 household formation will come in at 1.5 million, an increase from the previous year even as housing costs increased.

As fiscal stimulus flows into the economy alongside a somewhat easy monetary policy environment, the tight labor market should accelerate wage growth and lead to a higher rate of inflation. The skills and location mismatch may have mitigated higher inflation thus far, but RCG expects increased upward pressure on prices in the near term. As long as the economic expansion continues, the acceleration in inflation could benefit commercial real estate as the asset class offers inflation hedge characteristics that will attract investment capital.

Commercial real estate investment volume slowed from the peak in 2015. Despite positive operating conditions, the increased valuations and removal of some foreign capital from the market thinned the buyer pool. Through the first quarter of 2018, acquisition volume slowed further to an annualized $439 billion. In comparison, investment activity was $468 billion in 2017 and $491 billion in 2016. Even as aggregate transaction volume slowed, investment activity accelerated modestly in secondary and tertiary markets. As the cost of capital rises and net income growth plateaus, RCG expects investment volume to slow modestly in the near term.

Even as operating metrics improved, the end of cap rate compression and higher acquisition values reduced investment returns. Unlevered private real estate returns fell to single-digit territory in 2016 and reached 7.1% by the first quarter of 2018, according to the National Council of Real Estate Investment Fiduciaries (NCREIF). Public real estate languished in the last year with public REITs trading at discounts to the underlying asset values.

The economic expansion drove additional tenant demand in recent quarters, driving rent growth. Continued leasing by a range of industries, as well as the demand for apartments generated by their Millennial-age employees, should drive additional rent growth in the near term. Rent growth in regional malls remained somewhat stable, but this was a reflection of the outperformance by prime centers which offsets underperformance by commodity shopping centers that are cannibalized by online sales channels rather than uniform growth.

Since 2015, the Federal Reserve has raised the target rate for Federal Funds six times as the Federal Open Market Committee continued on a path to normalize interest rates. In recent months, the strengthened economy and modest inflationary pressure should lead the Federal Reserve to continue on its gradual rate hike path. Additionally, 10-year bond yields continue to trend higher, surpassing the 3% threshold in late April.

Net Lease Real Estate

Net lease real estate is a uniquely structured investment in which tenants typically assume the majority or entirety of the expense of property taxes, insurance, maintenance, sometimes including capital expenditures, and utilities, in addition to paying rent. For operationally significant and other corporate locations, typical net leases can have initial terms of ten years, and sometimes longer, with multiple options to extend the lease. Comparatively, multitenant commercial real estate properties under gross leases often have average lease terms between five and ten years with shorter or fewer options to extend. The long-term leases in net lease assets can eliminate or minimize costs associated with re-tenanting a property. The lengthy lease terms combined with rent structure can provide a stable net income to an owner and minimize the effects of inflation on operating expenses and economic downturns on property investments, but there can be no assurance that this will be the case.

Beyond the minimal operating expenses and potential for stable income stream, net lease real estate occupied by credit tenants is similar to a corporate bond. The rent payments are contractually established in the lease, including escalations during the initial term and/or during subsequent renewal periods. The net lease real estate investor may also be better able to assess the risk of a particular tenant through a corporate credit history or rating, similar to the process in which a corporate bond investor may be able to assess the creditworthiness of the issuer. Furthermore, if the tenant relocates or permanently goes out of business, the real estate asset may retain some value, and possibly a substantial value depending upon the location, quality of the property, and market rents. Additionally, the tax benefit of real estate investments accrue to the owner of the asset, and not the tenant.

Size of the Net Lease Market

Ownership of net lease real estate remains fragmented and the size of the market is constantly evolving. The universe of net lease properties changes as owner/occupiers sell or buy buildings and occupiers lease space. While the exact size of the net lease market is difficult to determine, as a proxy for the potential size of the net lease market, RCG estimates that real estate owned by corporate owner/occupiers ranges in value between $1.5 trillion and more than $2.0 trillion. Additionally, as corporate occupiers open new locations, including retail and food service storefronts, distribution centers and corporate offices, the pool of net lease properties can expand. Highlighting this expansionary trend, national dollar stores are expected to open approximately 2,000 new stores in 2018, national auto parts retailers are expected to open several hundred stores, and a growing number of medical service providers, including dialysis centers and urgent care centers, occupy high traffic, former retail space. The large amount of property owned and occupied by corporate tenants, combined with the ability for these firms to monetize real assets at current valuations to fund business operations, may indicate that there is a substantial investable pool of net lease properties.

North America, and primarily the United States, accounts for 45% of the approximately $29 trillion global commercial real estate market, according to Savills. Europe accounts for 28% of the global value of commercial real estate. The United States and European Union comprise $35.1 trillion of global GDP, or 46%, according to The World Bank. Further highlighting the significant economic components in the United States and Europe, these two regions accounted for more than half of the Fortune Global 500 in 2017. The large size of the real estate market in the United States and Europe, as well as the large share of global economic activity, highlight the deep pool of potential investment opportunities for operationally significant net lease assets in these regions.

Access to debt capital for corporate entities vary based on fluctuations in financial market activity. Following the recession, corporate access to debt was severely limited and corporate bond issuance fell by nearly two-thirds in 2008 from the prior three-year average, and remains 36% lower than the pre-recession peak. While some of the limitations on corporate financing have eased, access to capital may still be limited for some firms and borrowing costs are likely to rise in the near term, and a large share of companies continue to monetize owned real estate assets through sale-leaseback transactions. While the regulatory environment for commercial bank lending may ease, higher interest rates will increase corporate borrowing costs. These financing constraints for businesses should drive more firms to conduct sale-leasebacks of operationally significant facilities. As these firms monetize assets, the investable universe of net lease real estate may continue to expand, although there can be no assurance that this will be the case.

The contractual in-place rents of net lease real estate typically provide greater stability of rental income than multitenant real estate investments. During the recession, the average rent in net lease properties increased at a time when rents fell in most property sectors. This highlights the stability of net lease rental income that can result from longer term leases that extend through economic downturns.

The unique characteristics of net lease real estate, namely the fixed rental income, extended lease terms and minimal property management requirements, may allow investors to minimize volatility and vacancy risk associated with other commercial real estate investments. The stability, when combined with high quality assets occupied by headquarters or operationally significant locations of credit quality tenants, can lead to attractive real estate investments through market cycles.

Similar to the difficulties in assessing the absolute size of the investable universe of net lease real estate, it is difficult to assess the aggregate volume of investment in net lease real estate assets. As a proxy, transaction volume of properties occupied by a single tenant can be a useful indicator of activity as a large share of these properties are net lease assets. In 2017, single tenant transaction volume reached $44.6 billion. In the last five years, single tenant investment activity totaled more than $253.2 billion. The income stability combined with expected appreciation of underlying asset values continued to drive a high level of investment in the net lease real estate segment.

Relative to sovereign and corporate bond yields, the spread to single tenant cap rates remained somewhat wide even as the average cap rate fell in recent years. By early 2018, the single tenant cap rate spread to BBB corporate bond yields narrowed to 209 basis points, wider than the average since 2001 of 179 basis points. Recently, the cap rate spread to the 10-year Treasury yield narrowed slightly to 357 basis points. As single tenant cap rates are indicative of trends in the net lease segment, RCG believes that net lease properties may provide opportunities for more stable income than some corporate bonds while priced at higher spreads.

Update to the Plan of Distribution

The first two sentences in the first paragraph under the heading “Plan of Distribution—Compensation of Dealer Manager and Participating Broker-Dealers” are deleted in their entirety and replaced with the following:

Except as provided below, our dealer manager will receive selling commissions of 6.0% of the gross offering proceeds for Class A Shares sold in our primary offering and 3.0% of the gross offering proceeds for Class T Shares sold in our primary offering. The dealer manager will receive 3.0% of the gross offering proceeds for Class A Shares and Class T Shares and 1.5% of the gross offering proceeds for Class I Shares as compensation for acting as the dealer manager. The amounts of selling commissions and dealer manager fees for Class A Shares and Class T Shares may vary at certain participating broker dealers provided that the sum will not exceed 9% of the offering price of Class A Shares and 6% of the offering price of Class T Shares, respectively.

The disclosure under the heading “Plan of Distribution—Volume Discounts” is deleted in its entirety and replaced with the following:

We are offering volume discounts to investors who purchase through the same participating broker-dealer, whether in a single purchase or as the result of multiple purchases, more than (i) $500,000 of Class A Shares or (ii) $1.0 million of Class T Shares in our primary offering. In order to qualify for a particular volume discount as the result of multiple purchases of shares, all such purchases must be made by an individual or entity with the same social security number or taxpayer identification number, as applicable; provided, that, purchases by an individual investor and his or her spouse living in the same household may also be combined for purposes of determining the applicable volume discount. The selling commissions we will pay in respect of purchases in excess of $500,000 for Class A Shares and $1.0 million for Class T Shares will be reduced with respect to the dollar volume of the purchase in excess of that amount within the applicable volume discount range or ranges. The net proceeds to us from a sale eligible for a volume discount will be the same, but the selling commissions we pay will be reduced. Because the dealer manager may, in its sole discretion, reallow all or a portion of its selling commissions to participating broker-dealers, the amount of selling commissions participating broker-dealers receive for such sales may be reduced.

The following table shows the discounted price per Class A Share and the reduced selling commissions payable for volume sales of our shares.

Dollar Volume Shares Purchased			Selling Commissions	Price Per Share to Investor
$0	to	$500,000	6%	$26.26
$500,001	to	$1,000,000	5%	$25.99
$1,000,001	to	$3,000,000	4%	$25.72
$3,000,001	to	$5,000,000	3%	$25.46

We will apply the reduced selling price on a marginal basis. For example, a purchase of 100,000 Class A Shares would result in a purchase price of $2,587,476 ($25.87 per share), after giving effect to the applicable discounts to the amount of the purchase in excess of $500,000 and $1,000,000, rather than a purchase price of $2,626,320, which would be the price if a volume discount had not been applied to the sale.

The following table shows the discounted price per Class T Share and the reduced selling commissions payable for volume sales of our shares.

Dollar Volume Shares Purchased			Selling Commissions	Price Per Share to Investor
$0	to	$1,000,000	3%	$25.44
$1,000,001	to	$2,500,000	2%	$25.18
$2,500,001	to	$5,000,000	1%	$24.93

We will apply the reduced selling price on a marginal basis. For example, a purchase of 100,000 Class T Shares would result in a purchase price of $2,527,940 ($25.28 per share), after giving effect to the applicable discounts to the amount of the purchase in excess of $1,000,000 and $2,500,000, rather than a purchase price of $2,543,880, which would be the price if a volume discount had not been applied to the sale.

In addition, in order to encourage purchases of shares of our common stock in excess of $5,000,000, the dealer manager may, in its sole discretion, agree with an investor to reduce (i) the sales commission with respect to all Class A Shares purchased by the investor to as low as $0.50 per share (2% of the primary offering price) and (ii) the sales commission with respect to all Class T Shares purchased by the investor to as low as $0.25 per Class T Share (1% of the primary offering price). Assuming a primary offering price of $26.26 per Class A Share and $25.44 per Class T Share, if an investor acquired in excess of $5,000,000 of Class A Shares or Class T Shares, the investor could pay as little as $25.20 per Class A Share or $24.93 per Class T Share purchased in excess of $5,000,000. The net proceeds to us would not be affected by such commission and fee reductions.

Only Class A Shares and Class T Shares purchased in our primary offering are eligible for volume discounts. Shares purchased through our distribution reinvestment plan will not be eligible for a volume discount nor will such shares count toward the threshold limits listed above that qualify an investor for the different discount levels.

Volume discounts for California residents will be available in accordance with the foregoing table of uniform discount levels. However, with respect to California residents, no discounts will be allowed to any group of purchasers and no subscriptions may be aggregated as part of a combined order for purposes of determining the dollar amount of shares purchased.

Current Form of Subscription Agreement

Our current form of subscription agreement is attached to this prospectus supplement as Appendix A. This form supersedes and replaces the form included in the prospectus.

APPENDIX A

SUBSCRIPTION AGREEMENT

Rodin Global Property Trust, Inc.

1. YOUR INVESTMENT

☐ Initial Investment
» $2,500 minimum investment

☐ Additional Investment
» $100 minimum investment

Amount of Subscription: $ ____________________ State of Sale: ____________________

Money Orders, Traveler's Checks, Starter Checks, Foreign Checks, Counter Checks, Third-Party Checks or Cash CANNOT be accepted

☐ **By Wire Transfer**

UMB Bank
Account Name: **Rodin Global Property Trust, Inc.**
Routing Number: 101000695
Account Number: 9872232992
For Further Credit to: (Investor's Name)

☐ **By Mail** (checks payable to: "Rodin Global Property Trust, Inc.")

Rodin Global Property Trust, Inc.
c/o DST Systems, Inc.

Regular Mail
P.O. Box 219206
Kansas City, MO 64101

Overnight Delivery
430 W. 7th Street
Kansas City, MO 64105

2. SHARE CLASS SELECTION

Required: Please consult with your financial advisor and check the appropriate box to indicate the share class you intend to purchase.

☐ Share Class A ☐ Share Class T ☐ Share Class I

3. OWNERSHIP TYPE

A) Non-Qualified Registration

☐ Individual (If applicable, attach TOD Form)
☐ Joint Tenant[1] (If applicable, attach TOD Form)
☐ Tenants in Common[1]
☐ Community Property[1]
☐ Trust[2,3]
☐ S-Corporation[2]
☐ C-Corporation[2]
☐ Partnership[2]
☐ Pension Plan[2]
☐ Profit Sharing Plan[2]
☐ KEOGH Plan[2]
☐ UGMA: State of ________
☐ UTMA: State of ________
☐ Other[2] ____________________

☐ If non-qualified account is custodial held, please check box and complete custodial information below

(1) All parties must sign. (2) Please attach pages of trust/plan document (or corporate/entity resolution) which lists the name of trust/plan/entity, trustees/officers or authorized signatories, signatures and date. (3) The Certification of Investment Powers for Trust Accounts form may be completed in lieu of providing trust documents.

B) Qualified Registration

☐ Traditional (Individual) IRA
☐ ROTH IRA
☐ SEP IRA
☐ 401K
☐ Simple IRA
☐ Beneficial IRA as Beneficiary for:

____
(Name of Deceased Owner)

C) Custodian/Third Party Administrator Information

Custodian/Administrator Name ____________________

Custodian/Administrator Address ____________________

Custodian/Administrator City ____________________ State ____________ Zip ____________

Custodian/Administrator Tax ID __ __ __ __ __ __ __ __ __ Custodian/Administrator Phone ____________________

Investor's Account Number with Custodian/Administrator ____________________

Rodin Global Property Trust, Inc. | Subscription Agreement

4. INVESTOR INFORMATION

Account Registration:

Trust or Entity Name (If Applicable) ____________________

SSN/Tax ID ___ ___ ___ ___ ___ ___ ___ ___ ___ Date of Formation ___ ___ / ___ ___ / ___ ___ ___ ___

Required:

Name of Investor/Trustee 1 ____________________

SSN/Tax ID ___ ___ ___ ___ ___ ___ ___ ___ ___ Date of Birth ___ ___ / ___ ___ / ___ ___ ___ ___

Name of Investor/Trustee 2 ____________________

SSN/Tax ID ___ ___ ___ ___ ___ ___ ___ ___ ___ Date of Birth ___ ___ / ___ ___ / ___ ___ ___ ___

Physical Address (No P.O. Boxes) ____________________

City ____________________ State __________ Zip __________

Phone Number ____________________ Email Address* ____________________

Mailing Address (If different from physical address) ____________________

City ____________________ State __________ Zip __________

☐ U.S. Citizen** ☐ U.S. Citizen residing outside the U.S.** ☐ Foreign Citizen Country*** ____________________

☐ Check here if you are subject to backup withholding. (Please attach a copy of the withholding notice.)

*Providing an email address above does not opt you into electronic delivery of documents as described in section 5. The email address provided above will be used for communications from the Company such as annual reports, proxy statements and other investor communications. Your email address will not be provided to third parties that are not representatives or agents of the Company.

**A U.S. Social Security number or Taxpayer Identification Number is required for all entities and authorized signers to open an account.

**Nonresident Aliens must supply a completed and signed original IRS Form W-8BEN.

5. ELECTRONIC DELIVERY

We encourage you to sign up for electronic delivery to be environmentally friendly and help reduce printing and mailing costs for the company. Electronic delivery is optional and can be changed in the future at your discretion.

☐ I consent to electronic delivery using the email address listed in section 4.

By checking this box, Rodin Global Property Trust, Inc. will make certain investor communications available on its website at www.rodinglobal.com and notify you via e-mail when such documents are available. Investor communications that may be delivered electronically include account statements, tax forms, annual reports, proxy statements and other investor communications. By electing electronic delivery, you: (i) agree that you have provided a valid e-mail address in this Section; (ii) agree that you have the appropriate hardware and software to receive e-mail notifications and view PDF documents; and (iii) understand that electronic delivery also involves risks related to system or network outages that could impair your timely receipt of or access to your documents. Rodin Global Property Trust, Inc. may choose to send one or more items to you in paper form despite your consent to electronic delivery. You may also request a paper copy of any particular investor document. Your consent will be effective until you revoke it by changing your delivery preference online at www.rodinglobal.com and logging into the website using the "Investor Login" option, or by contacting Rodin Global Property Trust, Inc. at (855) 9-CANTOR, option 2.

Rodin Global Property Trust, Inc. | Subscription Agreement

6. DISTRIBUTION INFORMATION (Choose ONLY one of the following options)

If a box is not checked below, 100% of your distributions will be sent to the address of record or custodian, if applicable.

☐ **I choose to have distributions sent to the mailing address in section 4**

☐ **I elect to participate in the Distribution Reinvestment Plan (DRIP) described in the Prospectus**
If you fail to meet the minimum income and net worth standards or cannot make the other investor representations or warranties set forth in the Prospectus or the Subscription Agreement relating to such investment, promptly notify Rodin Global Property Trust, Inc. in writing of that fact.

______% DRIP ______% Cash (must equal 100%)

If custodial held, cash will be sent to the custodian. Otherwise cash will be sent to the mailing address in section 4, or sent via direct deposit (only if bank information is provided).

☐ **I choose to have distributions sent to the address below**

☐ **Direct Deposit (Attach Voided Check)** **NOT APPLICABLE FOR CUSTODIAL HELD ACCOUNTS**
I authorize Rodin Global Property Trust, Inc., or its agent (collectively, "Rodin") to deposit my distributions in the checking or savings (not available for brokerage accounts) account identified below. This authority will remain in force until I notify Rodin in writing to cancel it. In the event that Rodin deposits funds erroneously into my account, Rodin is authorized to debit my account for an amount not to exceed the amount of the erroneous deposit (not available without custodial approval, if applicable).

☐ **Checking** (must enclose voided check)

☐ **Savings** (must provide copy of bank statement or verification from bank)

NAME
ADDRESS
CITY, STATE ZIP
0123
01-23456789
DATE
PAY TO THE ORDER OF
$
VOID
DOLLARS
BANK NAME
ADDRESS
CITY, STATE ZIP
FOR
9 Digit Routing Number
Account Number

Name of Bank, Brokerage Firm or Individual ______________________________

Address ______________________________

City ________________ State ________ Zip ________

ABA/Routing Number ________________ Account Number ________________

7. ALTERNATE ADDRESS

☐ Duplicate Mailings

Name ______________________________

Mailing Address (Can be a P.O. Box) ______________________________

City ________________ State ________ Zip ________

Phone Number ________________ Alternate Phone Number ________________

Email ________________ Fax ________________

Rodin Global Property Trust, Inc. | Subscription Agreement

8. SUBSCRIBER SIGNATURES

Please separately initial each of the representations below, if applicable. Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make such representations on your behalf. For the purposes of Section 8, net worth in all cases should be calculated excluding the value of an investor's home, home furnishings and automobiles. Liquid net worth is defined as that portion of an investor's net worth that consists of cash, cash equivalents and readily marketable investments. In order to induce Rodin Global Property Trust, Inc. to accept this subscription, I hereby represent and warrant to you as follows:

		Owner Initials	Joint Owner Initials (if applicable)
a)	I have received the final Prospectus of Rodin Global Property Trust, Inc., as amended and supplemented as of the date hereof, at least five business days before signing this Subscription Agreement.	________	________
b)	I have (i) a minimum net worth (exclusive of home, home furnishings and personal automobiles) of at least $250,000 or (ii) a minimum net worth (as previously described) of at least $70,000 and a minimum annual gross income of at least $70,000, and, if applicable, I meet the higher net worth and gross income requirements imposed by my state of primary residence as set forth under "Suitability Standards" in the Prospectus. I will not purchase additional shares unless I meet the applicable suitability requirements set forth in the Prospectus at the time of purchase.	________	________
c)	I acknowledge that this is a long term investment and there is no public market for the shares purchased. Thus, my investment in these shares is not liquid.	________	________
d)	I am purchasing the shares for the account referenced in this Subscription Agreement.	________	________
e)	I acknowledge I will not be admitted as a stockholder until my investment has been accepted. The acceptance process includes, but is not limited to: reviewing this Subscription Agreement for completeness and signatures, conducting an Anti-Money Laundering check as required by the USA Patriot Act and payment of the full purchase price of the shares.	________	________
f)	I understand that the purchase price per share will change on a quarterly basis and that the purchase price per share at which my investment will be executed will be made available on the 45th day following each completed quarter at www.rodinglobalpropertytrust.com and in a prospectus supplement or post-effective amendment filed with the Securities and Exchange Commission, available at www.sec.gov. I understand that Rodin Global Property Trust, Inc. will not accept any subscription agreements during the five business day period immediately prior to the effectiveness of the new purchase price and, if my purchase request has not been accepted, I may withdraw my purchase request during such period by notifying the transfer agent, my financial advisor or directly through a toll-free, automated telephone line, 855-9-CANTOR.	________	________

IMPORTANT: Please review and initial any state suitability applicable to you

g)	If I am an **Alabama** resident, I acknowledge that I have a liquid net worth of at least ten times my investment in Rodin Global Property Trust, Inc. and its affiliates.	________	________
h)	If I am a **California** resident, I acknowledge I have (i) either (a) a net worth of at least $350,000 or (b) a gross annual income of at least $70,000 and a net worth of $150,000, and (ii) my total investment in Rodin Global Property Trust, Inc.'s offering may not exceed 10% of my net worth.	________	________
i)	If I am an **Idaho** resident, I acknowledge that I have either: (i) a liquid net worth of $85,000 and annual income of $85,000 or (ii) a liquid net worth of $300,000. Additionally, I acknowledge that my total investment in Rodin Global Property Trust, Inc. shall not exceed 10% of my liquid net worth. "Liquid net worth" is defined for purposes of this investment as that portion of net worth consisting of cash, cash equivalents and readily marketable securities.	________	________
j)	If I am an **Iowa** resident, I acknowledge that I have (i) either (a) a minimum net worth of $350,000 (exclusive of home, auto and furnishings) or (b) a minimum annual gross income of $70,000 and a net worth of $100,000 (exclusive of home, auto and furnishings), and (ii) my total investment in shares of Rodin Global Property Trust, Inc. or any of its affiliates, and the shares of any other non-exchange-traded REIT, cannot exceed 10% of my liquid net worth. "Liquid net worth" for purposes of this investment shall consist of cash, cash equivalents and readily marketable securities. If I am an accredited investor within the meaning of the federal securities laws, I am not subject to the foregoing investment concentration limit.	________	________
k)	If I am a **Kansas** resident, I acknowledge that it is recommended by the Office of the Kansas Securities Commissioner that Kansas investors not invest, in the aggregate, more than 10% of their liquid net worth in this and other non-traded real estate investment trusts. Liquid net worth is defined as that portion of net worth which consists of cash, cash equivalents and readily marketable securities.	________	________
l)	If I am a **Kentucky** resident, I acknowledge that my aggregate investment in Rodin Global Property Trust, Inc. and its affiliates may not exceed 10% of my liquid net worth.	________	________
m)	If I am a **Maine** resident, I acknowledge that it is recommended by the Maine Office of Securities that my aggregate investment in this offering and similar direct participation investments not exceed 10% of my liquid net worth. For this purpose, "liquid net worth" is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.	________	________
n)	If I am a **Massachusetts** resident, I acknowledge I may not invest more than 10% of my liquid net worth in this Program and in other illiquid direct participation programs. Liquid net worth is that portion of an investor's net worth (assets minus liabilities) that is comprised of cash, cash equivalents and readily marketable securities.	________	________
o)	If I am a **Missouri** resident, I acknowledge that my aggregate investment in Rodin Global Property Trust, Inc.'s offering may not exceed 10% of my liquid net worth.	________	________

Rodin Global Property Trust, Inc. | Subscription Agreement

8. SUBSCRIBER SIGNATURES (continued)

	Owner Initials	Joint Owner Initials (if applicable)
p) If I am a **Nebraska** resident, I acknowledge that I (i) have either (a) an annual gross income of at least $100,000 and a net worth of at least $100,000, or (b) a net worth of at least $350,000; and (ii) will limit my investment in Rodin Global Property Trust, Inc. and in the securities of other non-publicly traded REITs to 10% of my net worth (exclusive of home, home furnishings, and automobiles). If I am an accredited investor within the meaning of the federal securities laws, I am not subject to the foregoing investment concentration limit.	______	______
q) If I am a **Nevada** resident, I acknowledge that my aggregate investment in Rodin Global Property Trust, Inc. must not exceed 10% of my net worth (exclusive of home, furnishings and automobiles).	______	______
r) If I am a **New Jersey** resident, I acknowledge that I have either, (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $85,000, or (b) a minimum liquid net worth of at least $350,000. For these purposes, "liquid net worth" is defined as that portion of net worth (total assets exclusive of home furnishings, and automobiles, minus total liability) that consists of cash, cash equivalent and readily marketable securities. In addition, my investment in Rodin Global Property Trust, Inc., its affiliates, and other non-publicly traded direct investment programs (including real estate investment trusts, business development companies, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federally and state exempt private offerings) may not exceed ten percent (10%) of my liquid net worth. New Jersey investors are advised that, after giving effect to sponsor support payment of selling commissions and dealer manager fees in the amount of up to 4% of gross offering proceeds, Class A shares will, with limited exceptions, be subject to upfront selling commissions and/or dealer manager fees of up to 5.0%, and Class T shares will, with limited exceptions, be subject to upfront selling commissions of up to 2.0%, which, in each case, will reduce the amount of the purchase price that is available for investment. The dealer manager fees for Class I shares in the amount of 1.5% of gross offering proceeds will be paid by the sponsor. New Jersey investors are also advised that Rodin Income Trust, Inc. will pay distribution fees, subject to certain limits, with respect to outstanding Class T shares in an annual amount equal to 1.0% of (i) the gross offering price per Class T share in the primary offering, or (ii) if we are no longer offering shares in a public offering, the most recently published per share NAV of Class T shares. Distribution fees will reduce the amount of distributions that are paid with respect to Class T shares.	______	______
s) If I am a **New Mexico** resident, I acknowledge that my aggregate investment in Rodin Global Property Trust, Inc.'s offering, the offerings of its affiliates and the offerings of other non-traded REITs may not exceed 10% of my liquid net worth.	______	______
t) If I am a **North Dakota** resident, I acknowledge that I have a net worth of at least ten times my investment in Rodin Global Property Trust, Inc.	______	______
u) If I am an **Ohio** resident, I acknowledge that my aggregate investment in shares of Rodin Global Property Trust, Inc., Affiliates of Rodin Global Property Trust, Inc., and in other non-traded real estate investment programs may not exceed ten percent (10%) of my liquid net worth. "Liquid net worth" shall be defined as that portion of net worth (total assets exclusive of primary residence, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities.	______	______
v) If I am an **Oregon** resident, I acknowledge that my aggregate investment in Rodin Global Property Trust, Inc. may not exceed 10% of my liquid net worth.	______	______
w) If I am a **Pennsylvania** resident, I acknowledge that my aggregate investment in Rodin Global Property Trust, Inc.'s offering may not exceed 10% of my net worth.	______	______
x) If I am a **Tennessee** resident, I acknowledge that my investment must not exceed ten percent (10%) of my liquid net worth (excluding the value of an investor's home, furnishings and automobiles).	______	______
y) If I am a **Vermont** resident, I acknowledge that if I am a non-accredited investor, I may not purchase an amount in this offering that exceeds 10% of my liquid net worth. For these purposes, "liquid net worth" is defined as an investors' total assets (not including home, home furnishings, or automobiles) minus total liabilities.	______	______

SUBSTITUTE W-9:

TAXPAYER IDENTIFICATION NUMBER CONFIRMATION (REQUIRED): The investor signing below, under penalties of perjury, certifies that (i) the number shown on this Subscription Agreement is his or her correct Taxpayer Identification Number (or he or she is waiting for a number to be issued to him or her), (ii) he or she is not subject to backup withholding either because he or she has not been notified by the Internal Revenue Service ("IRS") that he or she is subject to backup withholding as a result of a failure to report all interest or distributions, or the IRS has notified him or her that he or she is no longer subject to backup withholding and (iii) he or she is a U.S. Citizen unless otherwise indicated in Section 4. **NOTE: CLAUSE (ii) IN THIS CERTIFICATION SHOULD BE CROSSED OUT IF THE WITHHOLDING BOX HAS BEEN CHECKED IN THE INVESTOR INFORMATION SECTION.**

The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding. If custodial held account, Administrator or Custodian must sign.

By signing the Subscription Agreement, you agree to provide the information in Section 8 and confirm that this information is true and correct. If we are unable to verify your identity or that of another person authorized to act on your behalf or if we believe we have identified potential criminal activity, we reserve the right to take action as we deem appropriate, including, but not limited to, closing your account or refusing to open your account.

______	______	______	______
Signature of Investor **(Required)**	Date **(Required)**	Signature of Joint Investor (if applicable)	Date

______

Signature of Custodian or Administrator (if applicable)

Investors will receive confirmations of their purchases upon acceptance of their subscriptions.

Medallion Signature Guarantee Stamp Here

Rodin Global Property Trust, Inc. | Subscription Agreement

9. BROKER DEALER OR RIA AND FINANCIAL ADVISOR INFORMATION

THE FINANCIAL ADVISOR MUST SIGN BELOW TO COMPLETE THE ORDER. THE FINANCIAL ADVISOR HEREBY WARRANTS THAT HE/SHE IS DULY LICENSED AND MAY LAWFULLY SELL SHARES IN THE STATE DESIGNATED AS THE INVESTOR'S LEGAL RESIDENCE.

ALL FIELDS REQUIRED:

Broker Dealer or RIA Name ______________________________

Broker Dealer or RIA Address ______________________________

City ______________ State ______________ Zip ______________

Phone ______________ Fax ______________ Email ______________

Financial Advisor's Name ______________________________

Financial Advisor's #/Branch ID ______________________________

Financial Advisor's Company Name ______________________________

Financial Advisor's Address ______________________________

City ______________ State ______________ Zip ______________

Phone ______________ Fax ______________ Email ______________

Please note, unless previously agreed to in writing by Rodin Global Property Trust, Inc. ("RGPT"), all sales of securities must be made through a broker dealer, including when a Registered Investment Advisor (RIA) has introduced the sale. In all cases, Section 9 must be completed. The undersigned confirms, that they have (i) reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct and complete in all respects; (ii) discussed prospective purchase of shares with the investor; (iii) advised such investor of all pertinent facts with regard to the lack of liquidity and marketability of the shares; (iv) delivered or made available a current prospectus and related supplements, if any, to such investor; (v) reasonable grounds to believe that the investor is purchasing these shares for his or her own account; and (vi) reasonable grounds to believe that the purchase of shares is a suitable investment for such investor, that such investor meets the suitability standards applicable to such investor set forth in the prospectus and related supplements, if any, and that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto. The undersigned financial advisor represents and certifies to RGPT and Cantor Fitzgerald & Co. that, in connection with this subscription for shares, he or she has complied with and has followed the requirements of the USA PATRIOT Act of 2001 including the independent verification of the identity of all customers and the reporting of suspicious activities. We have reviewed authorizing entity documentation, if applicable, and are satisfied that the person(s) who signed the documents are permitted to do so. We believe that the sources of our clients' funds are legitimate. Furthermore, we do not maintain or transact business for or with individuals or organizations on Office of Foreign Assets Control (OFAC) list nor with any account in an embargoed country. If acting as an Investment Advisor under the Investment Advisers Act of 1940, we acknowledge that we meet the definition of an Institution under FINRA Rule 4512(c) and that we are capable of and required to evaluate investment risks independently, both in general and with regard to all transactions and investments strategies involving a security or securities and will exercise independent judgment in evaluating this recommendation.

☐ Through a participating Broker Dealer.

☐ Through a Registered Investment Advisor (RIA)*

* Check only if investment is made by an Investment Advisor Representative through an RIA and not in the capacity as a Registered Representative of a Broker Dealer.

☐ Shares are being purchased net of commission with respect to Class A shares. (Check only if applicable)

Signature of Financial Advisor **(Required)**	Date	Signature of Broker-Dealer or RIA (If required by Broker-Dealer)	Date

Rodin Global Property Trust, Inc. | Subscription Agreement